UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 27, 2017

X RAIL ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-218746 (Commission File Number)	88-0203182 (I.R.S. Employer Identification No.)

9480 S. Eastern Ave, Suite 205 Las Vegas, NV 89123 (Address of principal executive offices) (zip code)

702-481-2343 (Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 27, 2017 (the "Closing Date"), X Rail Entertainment, Inc. (the "Company"), entered into a Securities Purchase Agreement (the Securities Purchase Agreement") with EMA Financial, LLC (the "Investor"), pursuant to which the Company sold to the Investor convertible promissory note in the principal amount of $85,000 (the "Note"), for an aggregate purchase price of $79,900. The Note Matures on November 27, 2018, bears interest rate of 12% per year payable on maturity date in cash or shares of common stock at the Company's option (subject to certain conditions), and is convertible into shares of the Company's common stock at the conversion price equal to the lower of (i) the closing sale price of the common stock on the principal market on the trading day immediately preceding the closing date, and (ii) 50% of either the lowest sale price for the common stock during the 20 consecutive trading days including and immediately preceding  the conversion date.

In connection with the foregoing, the Company relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, for transactions not involving a public offering.

The forgoing descriptions of the Securities Purchase Agreement and the Note are qualified in their entirety by reference to the full text of the Securities Purchase Agreement and Note.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01.

Item 3.02 Unregistered Sales of Equity Securities.
See Item 1.01.
The information contained in Item 1.01 is hereby incorporated by reference.
Item 9.01 Financial Statements and Exhibits.
None

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

X RAIL ENTERTAINMENT, INC.

Date: December 1, 2017	By:	/s/ Michael Barron
Name: Michael Barron
Title: Chief Executive Officer